EXHIBIT 21


                           NATIONAL GAS & OIL COMPANY

                         SUBSIDIARIES OF THE REGISTRANT

                                                      State of Incorporation
                                                      ----------------------

A.      National Gas & Oil Corporation                         Ohio

B.      NGO Development Corporation                            Ohio

C.      Producers Gas Sales, Inc.                              Ohio